Exhibit 19.1

MEIRAGTX HOLDINGS PLC

INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

•	Section I provides an overview;
•	Section II sets forth the policies of the Company prohibiting insider trading;
•	Section III consists of procedures that have been put in place by the Company to prevent insider trading;
•	Section IV explains insider trading;
•	Section V sets forth additional transactions that are prohibited by this Policy;
•	Section VI explains Rule 10b5-1 trading plans and provides information about Rule 144; and
•	Section VII refers to the execution and return of a certificate of compliance.

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of MeiraGTx Holdings plc (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section IV below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment or service for cause.

This Policy applies to all directors, officers and other employees of the Company and its subsidiaries, as well as those contractors and consultants of the Company and its subsidiaries that have entered into a consulting agreement with the Company or its subsidiaries (collectively, “Company Personnel”). Company Personnel are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any persons’ securities or any entities over which the Company Personnel has control, including any corporations, partnerships, trusts or other entities (such persons and entities, collectively “Related Parties” and, together with all Company Personnel, collectively “Covered Persons”), and transactions by these persons and entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such Company Personnel’s own account. This Policy extends to all activities within and outside an individual’s Company duties. All Company Personnel must review this Policy and certify that they have read and understand its provisions. Questions regarding the Policy should be directed to the Company’s General Counsel.

As explained in more detail in Section III below, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, gifts, the exercise of share options, the sale of Company shares issued upon exercise of share options or vesting of equity awards and the sale of shares acquired through the Company’s employee share purchase plan) by Covered Persons must be pre-cleared by the Company’s General Counsel or his or her designee.

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material, non-public information relating to the issuer of such security, whether the issuer of such security is the Company or any other company. Accordingly, Company Personnel who learn of material, non-public information about the Company may not trade in the Company’s securities until the information becomes public or is no longer material.

Further, no Company Personnel shall purchase or sell any security of any other company, including another company in the Company’s industry, on the basis of material, non-public information obtained in the course of their employment or service with the Company. For example, if Company Personnel learns of material, non-public information about another company with which the Company does business, including a business partner or collaborator, such Company Personnel may not trade in such other company’s securities until the information becomes public or is no longer material.

Additionally, certain Company Personnel are designated from time to time by the Board of Directors, the Chief Executive Officer or the General Counsel as being subject to quarterly blackout periods, which also applies to their Related Parties (“Blackout Persons”). Such Blackout Persons are prohibited from purchasing or selling any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the seventh calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 24. For the purposes of this Policy, a “trading day” is a day on which the U.S. national stock exchange on which the Company’s securities are traded is open for trading.

Subject to pre-clearance by the General Counsel or his or her designee, the following transactions may be permitted during blackout periods:

•	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
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exercises of share options or other equity awards or the surrender or withholding of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company share option through a broker or a broker-assisted sale to cover any tax withholding obligations incurred in connection with such exercise or vesting does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	bona fide gifts of the Company’s securities; or
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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company or to anyone within the Company other than on a need-to-know basis, provided that only designated Company Personnel may disclose material, non-public information outside the Company in connection with their duties and responsibilities as an employee of the Company and in strict accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information including, but not limited to, their Employee Confidentiality and Inventions Agreement and the Policy Statement containing Guidelines for Corporate Disclosure. If you are unsure whether you are authorized to disclose material, non-public information, please contact the General Counsel.

III.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Pre-Clearance of All Trades by Covered Persons

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, gifts, the exercise of share options, the sale of Company shares issued upon exercise of share options or vesting of equity awards and the sale of shares acquired through the Company’s employee share purchase plan) by Covered Persons must be pre-cleared by the Company’s General Counsel or his or her designee. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. A Covered Person may not enter an order to trade the Company’s securities without the prior written approval of the General Counsel or his or her designee.

A request for pre-clearance must be sent by email to [***] to request approval in advance of the proposed transaction using, or providing the information in, the Pre-Clearance Request form attached hereto as “Attachment B” or as otherwise approved by the General Counsel or his or her designee. The pre-clearance request should include the identity of the Covered Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, the Covered Person must state in the e-mail that he, she or it is not aware of material, nonpublic information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer or Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.

All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance (or, if earlier, prior to the start of a blackout period if the individual is subject to it) unless a specific exception has been granted by the General Counsel (or the Chief Executive Officer or Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution following the same steps set forth above. Notwithstanding receipt of pre-clearance, if the Covered Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

B.	Blackout Periods

Additionally, no Blackout Persons shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the seventh calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 24. The list of Blackout Persons may be updated from time to time by the General Counsel or his or her designee, and the list of Blackout Persons shall be maintained in the Company’s records.

Exceptions to the blackout period policy may be approved only by the Company’s General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Executive Officer or Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. If a special blackout period is imposed, the Company will notify affected individuals. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

C.	Post-Termination Transactions

The portions of this Policy relating to trading the Company’s securities or the securities of another company while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions even after a Covered Person’s service with the Company terminates. As a result, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, gifts, the exercise of share options, the sale of Company shares issued upon exercise of share options or vesting of equity awards and the sale of shares acquired through the Company’s employee share purchase plan) by Covered Persons must be pre-cleared by the Company’s General Counsel or his or her designee in accordance with the procedures set forth above for three months from the date that the Company Personnel’s service terminates. If any Company Personnel continues to be in possession of material, non-public information more than three months after his or her service terminates, that individual and his or her Related Parties may not trade in the Company’s securities or the securities of another company until that information has become public or is no longer material.

D.	Information Relating to the Company

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to Company Personnel on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to Company Personnel, such Company Personnel must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries From Third Parties

Company Personnel are prohibited from responding to inquiries from, or providing material, nonpublic information to, third parties, such as shareholders, industry analysts or members of the media, about the Company unless authorized by the Chief Executive Officer, Chief Financial Officer, General Counsel or unless listed as an authorized person under the Company’s Policy Statement Containing Guidelines for Corporate Disclosure. Any such inquiries should be directed to the Chief Financial Officer or the General Counsel.

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

Company Personnel should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	maintaining the confidentiality of Company-related transactions;
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conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

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restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•	restricting access to areas likely to contain confidential documents or material, non-public information;
•	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
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avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes, rideshare vehicles or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

IV.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” includes shares, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-share transactions, conversions, the exercise of share options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

•	trading by insiders while in possession of material, non-public information;
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trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of information that could be material include (but are not limited to) information about:

•	financial information, including corporate earnings or earnings forecasts;
•	possible mergers, acquisitions, tender offers or dispositions;
•	major new products or product developments, or pricing;
•	gain or loss of a material contract, customer or supplier;
•	important business developments such as trial results, developments regarding strategic collaborators or the status of regulatory submissions;
•	significant incidents and risks with respect to cybersecurity, data protection and personally identifiable information;
•	management or control changes;
•	significant financing developments including pending public sales or offerings of debt or equity securities;
•	defaults on borrowings;

•	bankruptcies; and
•	significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.	What is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including, for example, through a national news wire, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, posting on the Company’s web site or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company, for example, contractors or consultants to a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees and designated contractors and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Such persons may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, trusts or other entities, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

The securities laws of the U.S. and many other countries prohibit the purchase or sale of the securities of a company while in possession of material, non-public information about the company. The laws also prohibit the tipping of material, non-public information about a company to a third party who may trade in the securities of the company. The U.S. securities laws in most cases are applicable to non-U.S. individuals subject to this Policy.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. For example, the SEC and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2.166 million (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5.0 million ($25.0 million for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including for an employee, dismissal, for a contractor or consultant, termination of service or, for a director, a request that such director resign from the Board of Directors of the Company. Insider trading violations are not limited to violations of the securities laws. Other federal, state and local civil or criminal laws, such as the laws prohibiting mail and wire fraud and the U.S. Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include:

•	actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•	friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•	government employees who learned of such information in the course of their employment; and
•	other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will decrease dramatically. Prior to the public announcement of such earnings, the officer sells X Corporation’s shares. The officer, an insider, would be liable for all losses avoided, as well as penalties of up to three times the amount of all such avoided losses. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending on the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s shares in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

V.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Company Personnel shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that Company Personnel is trading based on inside information. Transactions in traded options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus the Company Personnel’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market or an over-the-counter market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Company Personnel to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow Company Personnel to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other shareholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a hedge fund, private equity fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.RULE 10B5-1 TRADING PLANS AND RULE 144

A.	Rule 10b5-1 Trading Plans

Rule 10b5-1 can help protect Covered Persons from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable SEC, state and local laws, and Company policies and procedures. Such a Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification or revocation thereof, must be submitted to and pre-approved by the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company shares without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. A Covered Person may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting should be in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, including revocation of the Trading Plan, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, revocation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI.A and result in a loss of the exemption set forth herein.

For clarity, the requirements of this Section VI.A do not apply to any Trading Plan entered into by a hedge fund, private equity fund, venture capital partnership or other similar entity with which a director is affiliated. It is the responsibility of each such entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.

None of the Company, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A or a request for pre-clearance submitted pursuant to Section III of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A or pre-clearance of a transaction pursuant to Section III of this Policy, none of the Company, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

Ultimately, the responsibility for determining whether an individual is in possession of material, non-public information and avoiding unlawful transactions rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Accordingly, you should use your best judgment and consult your personal legal and financial advisors as needed. Anyone looking at your transactions will be doing so with the benefit of hindsight. As a practical matter, you should carefully consider how enforcement authorities and others might view a particular transaction in hindsight before you engage in that transaction.

B.	Rule 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including shares purchased in the open market and shares received upon exercise of share options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

•	Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.
•	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.
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Volume Limitations.  For affiliates, total sales of the Company’s common shares for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding common shares of the Company, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

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Method of Sale.  For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell the Company’s common shares for his own account on a regular and continuous basis.

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Notice of Proposed Sale.  For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII.CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers and employees should certify that they received,

reviewed, understand and will comply with the Policy through the Company’s compliance portal (e.g., MasterControl) or, if you are a director, contractor or consultant or you do not otherwise have access to the Company’s compliance portal, execute and submit the Certification of Compliance form attached hereto as “Attachment A” and return it to the Company’s General Counsel.

* * * * *

Effective Date: December 31, 2022

ATTACHMENT A

MEIRAGTX HOLDINGS PLC

CERTIFICATE OF COMPLIANCE

FOR INSIDER TRADING COMPLIANCE POLICY

CHECK ONE BOX BELOW ONLY
□

NEW COMPANY PERSONNEL COMPLETING FOR THE FIRST TIME

I have received, reviewed and understand the MeiraGTx Holdings plc Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) MeiraGTx Holdings plc, to comply fully with the policies and procedures contained therein.

□

CURRENT COMPANY PERSONNEL – ANNUAL RECERTIFICATION

I have received, reviewed and understand the MeiraGTx Holdings plc Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) MeiraGTx Holdings plc, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the previous calendar year, I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

ATTACHMENT B

MEIRAGTX HOLDINGS PLC

PRE-CLEARANCE REQUEST FORM

INSIDER TRADING COMPLIANCE POLICY

Please complete and return this form (or provide the information called for in this form) via email to [***]

Note – You must pre-clear transactions involving Company securities by you, your spouse, children and relatives sharing your household, as well as transactions involving other entities such as trusts, corporations and partnerships in which you have or share control.

Name of Person Requesting Pre-Clearance

I wish to ___buy ____ sell (choose one) ___________ ordinary shares of MeiraGTx Holdings plc (the “Company”) on ________, 20__ pursuant to:

an open market transaction (e.g., on the Nasdaq Stock Market)

a privately negotiated transaction

a broker-assisted cashless exercise of an employee stock option

Other:

I confirm that I am not aware of any material, non-public information regarding the Company.